Contacts

Applied Biosystems

Media
Lori Murray
+1.650.638.6130
murrayla@appliedbiosystems.com

European Media and Investors
David Speechly, Ph.D.
+44.207.868.1642
speechdp@eur.appliedbiosystems.com

Investors
Peter Dworkin
+1.650.554.2479
dworkipg@appliedbiosystems.com

Amersham plc

Media
Lynne Gailey
+44.1494.542.050
lynne.gailey@amersham.com

U.S. Media and Investors
Tracy Cheung
+1.732.457.8684
tracy.cheung@amersham.com

Investors
Alexandra Morris
+44.1494.542.051
alexandra.morris@amersham.com

Amersham Biosciences
Media
Marcy Saack
+1.732.457.8056
marcy.saack@am.amershambiosciences.com



FOR IMMEDIATE RELEASE

                       APPLIED BIOSYSTEMS AND AMERSHAM PLC
                       SETTLE SEQUENCING PATENT LITIGATION

FOSTER CITY, CA and LONDON, UK - February 26, 2002 - Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, and Amersham plc (LSE, NYSE, OSE:
AHM) today announced that they have reached a court-mediated settlement which ends all current patent litigation between the two companies.

The settlement, reached under the auspices of United States Magistrate Judge Edward A. Infante, Northern District of California, includes a cross-licensing agreement covering all patents involved in the litigation, and a co-development arrangement for the joint development, supply and commercialization of certain new DNA analysis technologies. Both companies' current product offerings will continue to be available. Financial terms were not disclosed.

"We are pleased to have ended all litigation between the two companies," said Sir William Castell, Chief Executive of Amersham plc. "The agreement will give us access to other segments of the sequencing market, allowing us to build on the strong position we have already established in the very high throughput segment, and will enable both companies to bring further innovation more quickly to all of our customers."

"Applied Biosystems is pleased to have reached this agreement with Amersham, which will provide us with access to a broader range of sequencing technology and will enable us to focus our resources on bringing continuing innovation to academic and commercial researchers," said Michael W. Hunkapiller, Ph.D., President of Applied Biosystems. "Customers of both firms can benefit from an increased flow of new products further enabling robust, high efficiency DNA sequencing."

Amersham plc (LSE, NYSE, OSE: AHM) is a world leader in medical diagnostics and in life sciences. Headquartered in the UK, the company had annual sales of (British pounds)1.6 billion (US $2.3 billion) in 2001 and 9,000 employees worldwide. Its strategy is to build its position as a leading provider of products and technologies enabling disease to be better understood, diagnosed earlier and treated more effectively.
Amersham - bringing vision to medical discovery
For more information, visit our website at www.amersham.com

Amersham Biosciences, the life sciences business of Amersham plc, is a world leader in developing and providing integrated systems and solutions for disease research, drug development and manufacture. Its systems are used to uncover the function of genes and proteins, for the discovery and development of drugs and for the manufacture of biopharmaceuticals for pharmaceutical and biotechnology companies and research and academic institutions.

About Applera Corporation and Applied Biosystems

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. Celera Diagnostics, a joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostics tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available on the World Wide Web at www.appliedbiosystems.com.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," and "planned," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) rapidly changing technology and dependence on development of new products; (2) claims for patent infringement; (3) future growth strategy; (4) and other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright(C)2002. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.


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